                                                                      EXHIBIT 99



                 MERCHANTS & MANUFACTURERS BANCORPORATION, INC.
                              *** PRESS RELEASE ***

                     3RD QUARTER EARNINGS INCREASE ANNOUNCED

Brookfield, WI (October 20, 2003). Merchants & Manufacturers Bancorporation, Inc. ("Merchants") announced net income of $2.1 million for the quarter ended September 30, 2003, an increase of $365,000, or 21.0%, over the $1.7 million recorded in the third quarter of 2002. On a per share basis, net income for the third quarter of 2003 totaled $0.73 per diluted common share, a $0.03 per share, or 4.3% increase as compared to the 2002 third quarter total of $0.70 per diluted common share. The lower growth rate in the earnings per share as compared to net income was primarily due to the issuance of 389,722 shares of common stock associated with the acquisition of Fortress Bancshares, Inc. ("Fortress") in November 2002. The return on average equity for the third quarter of 2003 stood at 11.43% versus 12.57% for the third quarter of 2002.

Net income for the nine months of 2003 was $6.2 million; a 32.5% increase over the $4.6 million earned for the same period in 2002. Diluted earnings per share for the nine months of 2003 were $2.13, a 14.5% increase over the $1.86 earned in the nine months of 2002. Return on average equity for the nine-month period ended September 30, 2003 was 11.54% compared to 11.58% for the same period in 2002.

At September 30, 2003, total assets increased $305.0 million, net loans increased $229.1 million and deposits increased $242.0 million over September 30, 2002. Merchants' total assets increased 47.3% from $644.4 million at September 30, 2002, to $949.4 million at September 30, 2003. Net loans increased 46.0% from $498.4 million at September 30, 2002, to $727.5 million at September 30, 2003. Total deposits grew 46.7% from $518.1 million at September 30, 2002, to $760.1 million at September 30, 2003.

The year-to-year comparisons are significantly impacted by Merchants' completion of the Fortress acquisition on November 30, 2002. The acquisition was accounted for using the purchase method of accounting, and accordingly, the assets and liabilities of Fortress were recorded at their respective fair values on November 30, 2002. Merchants acquired approximately $225.2 million in assets, $146.3 million in loans, $175.8 million in deposits and recognized goodwill and intangible assets of approximately $9.3 million related to the transaction.

Commenting on Merchants financial performance, Michael J. Murry, Chairman of the board of Directors stated, "We continue to manage our balance sheet prudently in the current environment of volatile interest rates and the uncertainty of economic recovery. Our focus remains on maintaining high asset quality, strategic expansion, and attracting and retaining low cost core deposit relationships." Chairman Murry added, "The increase in earnings for the quarter and year to date can be attributed to increased net interest income and earnings produced by our mortgage operations."




continued on page 2


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MERCHANTS & MANUFACTURERS BANCORPORATION, INC.                            PAGE 2

PRESS RELEASE -- 9/30/03

Net interest income for the third quarter of 2003 was $8.7 million compared to $6.6 million for the same quarter of 2002, and $25.8 million for the first nine months of 2003 compared to $19.3 million for the same period in 2002. The increase is due to additional revenue from the acquisition of Fortress as well as strong internal growth in both loans and deposits. Merchants' net interest margin was 3.92% and 4.42% for the third quarters of 2003 and 2002, respectively. The compression in the net interest margin has been affected by the interest rate cuts made by the Federal Reserve and by the purchase accounting entries associated with the Fortress acquisition. Management believes that, should the Federal Reserve make additional rate reductions, Merchants potentially could experience further margin compression.

Merchants' provision for loan losses was $372,000 for the third quarter of 2003 compared to $282,000 for the same quarter of 2002. Merchants' allowance for loan losses was 1.08% and 1.21% of total loans at September 30, 2003 and 2002, respectively. The ratio of allowance for loan losses to non-performing loans was 181.5% at September 30, 2003 compared to 229.4% at September 30, 2002. Non-performing assets equaled 0.66% of total assets at September 30, 2003 compared to 0.86% at September 30, 2002.

Non-interest income for the third quarter of 2003 was $3.0 million and $8.4 million for the first nine months of 2003, compared to $1.4 million for the third quarter of 2002 and $4.0 million for the first nine months of 2002, an increase of 117.2% for the third quarter and 107.6% year-to-date. The gains on sales of mortgage loans increased $341,000 when comparing the third quarter 2003 with the same period in 2002 and increased $1.4 million year-to-date 2003 versus the same period in 2002. Service charges on deposit accounts increased $221,000 for the quarter ended September 30, 2003 and $750,000 year-to-date 2003 versus 2002 while service charges on loans for the third quarter 2003 increased $591,000 over the quarter ended September 30, 2002 and for the first nine months of 2003 increased $1.5 million over the same period in 2002. Included in the service charges on loans is the recognition of mortgage servicing rights income.

Non-interest expense for the third quarter of 2003 was $8.2 million and $23.8 million year-to-date, compared to $5.2 million for the third quarter of 2002 and $15.6 million year-to-date 2002, an increase of 58.6% and 52.6%, respectively. Salaries and employee benefits increased $1.8 million for the quarter and $4.8 million year-to-date, occupancy expense increased $418,000 for the quarter and $1.3 million year-to-date, and other non-interest expense increased $695,000 for the quarter and $1.7 million year-to-date. The growth in non-expense expense is partially affected by the acquisition of Fortress in 2002 and the acquisitions of Keith C. Winters & Associates and Integrated Financial Services completed in the second quarter of 2003.


UNAUDITED                                      For the Three Months ended September 30,
---------                            -------------------------------------------------------------
                                            2003                 2002               Change
                                            ----                 ----               ------
Net Income                                 $ 2.103             $ 1.738              21.00%
Basic EPS                                   $0.73               $0.70                4.29%
Diluted EPS                                 $0.73               $0.70                4.29%



continued on page 3


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MERCHANTS & MANUFACTURERS BANCORPORATION, INC.                            PAGE 3

PRESS RELEASE -- 9/30/03


UNAUDITED                                      For the Nine Months ended September 30,
---------                            -------------------------------------------------------------
                                            2003                 2002               Change
                                            ----                 ----               ------
Net Income                                 $ 6.150             $ 4.640              32.54%
Basic EPS                                   $2.14               $1.86               15.05%
Diluted EPS                                 $2.13               $1.86               14.52%


Figures in millions except for earnings per share


Merchants & Manufacturers Bancorporation, Inc. is a multi-bank holding company headquartered in Brookfield, Wisconsin, a suburb of Milwaukee. Merchants operates five banks in Wisconsin (Lincoln State Bank, Franklin State Bank, Grafton State Bank, Community Bank of Oconto County, and Fortress Bank of Westby), one bank in Minnesota (Fortress Bank, N.A.) and one bank in Iowa (Fortress Bank of Cresco). The bank subsidiaries operate 34 offices in the communities they serve. In addition, Merchants offers residential mortgage services through CBG Mortgage, Inc., a full range of investment and insurance products through Link Community Financial Services, LLC and tax preparation services through Keith C. Winters & Associates. Merchants' shares trade on the "bulletin-board" section of the NASDAQ Stock Exchange under the symbol "MMBI."

On April 24, 2003, Merchants announced it had signed Definitive Agreements to acquire Reedsburg Bancorporation, Inc. ("Reedsburg") and Random Lake Bancorp, Limited ("Random Lake"). Reedsburg serves as a one-bank holding company for The Reedsburg Bank. The Reedsburg Bank has total assets of $142.0 million at September 30, 2003, with four locations in central Wisconsin. Random Lake serves as a one-bank holding company for Wisconsin State Bank. Wisconsin State Bank has total assets of $94.8 million at September 30, 2003, with four locations in Wisconsin.

Certain statements contained in this press release constitute or may constitute forward-looking statements about Merchants which we believe are covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.


continued on page 4


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MERCHANTS & MANUFACTURERS BANCORPORATION, INC.                            PAGE 4

PRESS RELEASE -- 9/30/03

This release contains forward-looking statements concerning the Corporation's prospects that are based on the current expectations and beliefs of management. When used in written documents, the words anticipate, believe, estimate, expect, objective and similar expressions are intended to identify forward-looking statements. The statements contained herein and such future statements involve or may involve certain assumptions, risks and uncertainties, many of which are beyond the Corporation's control, that could cause the Corporation's actual results and performance to differ materially from what is expected. In addition to the assumptions and other factors referenced specifically in connection with such statements, the following factors could impact the business and financial prospects of the Corporation: general economic conditions; legislative and regulatory initiatives; monetary and fiscal policies of the federal government; deposit flows; disintermediation; the cost of funds; general market rates of interest; interest rates or investment returns on competing investments; demand for loan products; demand for financial services; changes in accounting policies or guidelines; and changes in the quality or composition of the Corporation's loan and investment portfolio.


For more information contact:
James Mroczkowski, Executive Vice President and CFO -- (262) 790-2127



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MERCHANTS & MANUFACTURERS BANCORPORATION, INC.                            PAGE 5

PRESS RELEASE -- 9/30/03


          UNAUDITED

                                                            At or for the Three Months ended September, 30
                                                                (Amounts In Thousands, Except Share and
                                                                            Per Share Amounts)
                                                         ---------------------------------------------------
          FOR THE PERIOD:                                          2003            2002            % change
                                                         ---------------------------------------------------
          Interest Income                                         $12,463           $9,733           28.05%
          Interest Expense                                          3,770            3,094           21.85%
                                                         ---------------------------------------------------
            Net Interest Income                                     8,693            6,639           30.94%

          Provision for Loan Losses                                   372              282           31.91%

          Non-Interest Income                                       3,043            1,401          117.20%
          Non-Interest Expense                                      8,178            5,157           58.58%
                                                         ---------------------------------------------------
          Net Before Tax                                            3,186            2,601           22.49%
          Income Tax                                                1,083              863           25.49%
                                                         ---------------------------------------------------
          Net Income                                               $2,103           $1,738           21.00%
                                                         ===================================================


          END OF PERIOD:                                       9/30/03          9/30/02            % change
                                                         ---------------------------------------------------
          Assets                                                 $949,382         $644,393           47.41%
          Loans                                                   735,475          504,535           45.77%
          Allowance for Loan Losses                                 7,927            6,100           29.96%
          Deposits                                                760,119          518,076           46.72%
          Shareholders' Equity                                     73,138           55,827           31.01%

          PER SHARE:

          Net Income (basic)                                        $0.73            $0.70            4.29%
          Net Income (diluted)                                      $0.73            $0.70            4.29%
          Book Value                                               $25.43           $22.46           13.23%
          Dividends Declared                                        $0.19            $0.19            0.00%

          Average Shares Outstanding (basic)                    2,875,611        2,485,432
          Average Shares Outstanding (diluted)                  2,888,565        2,487,077
          Ending Shares Outstanding                             2,875,630        2,485,433

          KEY RATIOS:

          Net Interest Margin                                       3.92%            4.42%
          Return on Average Assets                                  0.88%            1.09%
          Return on Average Common Equity                          11.43%           12.57%

          Shareholders Equity to Assets Ratio                       7.70%            8.66%
          Tier 1 Capital to Average Assets Ratio                    8.81%            8.78%

          Non-performing Loans/Total Loans                          0.59%            0.53%
          Non-performing Assets/Total Assets                        0.66%            0.86%
          Loan Loss Allowance to Total Loans                        1.08%            1.21%
          Allowance for Loan Losses/
            non-performing Loans                                  181.49%          229.41%


continued on page 6


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MERCHANTS & MANUFACTURERS BANCORPORATION, INC.                           PAGE 6

PRESS RELEASE -- 9/30/03


UNAUDITED
                                                     For the Nine Months ended September 30,
FOR THE PERIOD:                                        2003              2002            Change
                                              ----------------- ----------------- ----------------
Interest Income                                        $37,439           $28,944          30.01 %
Interest Expense                                        11,669             9,618          21.08 %
                                              ----------------- ----------------- ----------------
  Net Interest Income                                   25,770            19,326          34.60 %

Provision for Loan Losses                                1,014               844          14.23 %

Non-Interest Income                                      8,374             4,035         102.47 %
Non-Interest Expense                                    23,782            15,589          49.58 %
                                              ----------------- ----------------- ----------------
Net Before Tax                                           9,350             6,928          42.45 %
Income Tax                                               3,200             2,288          48.56 %
                                              ----------------- ----------------- ----------------
Net Income                                              $6,150            $4,640          39.46 %
                                              ================= ================= ================

PER SHARE:
Net Income (basic)                                       $2.14             $1.86          15.05 %
Net Income (diluted)                                     $2.13             $1.86          14.52 %
Average Shares Outstanding                           2,875,432         2,490,747
Dividends Declared                                       $0.57             $0.53           7.51 %

KEY RATIOS:
Net Interest Margin                                      3.99%             4.43%
Return on Average Assets                                 0.89%             1.00%
Return on Average Equity                                11.54%            11.58%
